Exhibit 15

July 29, 2003

Aetna Inc.
Hartford, Connecticut

Re: Registration Statement Nos. 333-52120, 52122, 52124, 54046, 73052, 87722, 87726

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 29, 2003 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Hartford, Connecticut